Exhibit 10.1

TERMINATION OF KEY EXECUTIVE

DEFERRED COMPENSATION AGREEMENT

This Termination of Key Executive Deferred Compensation Agreement is made and entered into on this 4th day of April, 2005, between WATSCO, INC., a Florida corporation (the “Company”) and ALBERT H. NAHMAD (the “Executive”).

WHEREAS, effective as of June 1, 1981, the Company and the Executive entered into a Key Executive Deferred Compensation Agreement (the “Agreement”), pursuant to which the Company was required to provide certain retirement and death benefits to the Executive; and

WHEREAS, the Company and the Employee now agree that the Agreement no longer serves the purposes of either the Company or the Employee and now wish to terminate the Agreement in its entirety.

NOW THEREFORE, in consideration of the Company’s award to the Executive of 55,000 shares of Class B Common Stock of the Company, pursuant to the terms of a Restricted Stock Agreement of even date hereof, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree that the Agreement is hereby terminated and shall be considered null and void ab initio and that no retirement, death or other benefits shall be paid thereunder.

WASTCO, INC.

By:	/s/ Paul Manley, Chairman
Paul Manley, Chairman,
Compensation Committee

/s/ Albert H. Nahmad
Albert H. Nahmad